NEWS RELEASE for August 1, 2018

Contact:     Dina Masi, CFO

Integrated BioPharma, Inc

888-319-6962

investors@ibiopharma.com

INTEGRATED BIOPHARMA ANNOUNCES CONVERSION OF $5,350,000 CONVERTIBLE DEBT TO EQUITY

HILLSIDE, NEW JERSEY (August 1, 2018) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company” or “INBP”) announced today the conversion of its Amended and Restated Convertible Secured Promissory Note, in the principal amount of $5,350,000, made by the Company and payable to the order of the CD Financial, LLC (the “Note”) into common stock of INBP.  CD Financial, LLC exercised its right to convert the entire principal amount of the Note into 8,230,769 shares of the Company’s common stock at the contractual price of $0.65 per share.

E Gerald Kay, CEO of INBP stated “we are delighted that Mr. DeSantis, through his ownership of CD Financial, LLC, our long-term supporter, major shareholder and Board Member, has elected to further invest in INBP’s growth strategy.” Mr. Kay went on to say “we believe this conversion of debt to equity not only strengthens our financial condition, but also positions INBP to embark on a new growth strategy.”

CD Financial, LLC is a Florida Limited Liability Company owned by Carl DeSantis, a longtime significant shareholder and Director of the Company. Mr. DeSantis stated “the nutraceutical supplement industry is experiencing extensive and what I believe, sustainable growth based upon the graying of America, the maladies which can accompany a longer life span and the ever-rising costs of healthcare.” He further stated, “as founder of Rexall Sundown, I plan on playing a more active role in the Company to better position ourselves to take advantage of this dynamic and still highly fragmented market.”

Following the conversion, Mr. DeSantis and entities controlled by him will continue to have beneficial ownership in INBP of approximately 44%, substantially all in the form of common stock.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.